Filed Pursuant to Rule 424(b)(3)
Registration No. 333-69312
6% Convertible Senior Notes due 2011 CUSIP No. 65332VBC6

NEXTEL COMMUNICATIONS, INC.

PROSPECTUS SUPPLEMENT DATED MARCH 18, 2002
TO PROSPECTUS DATED NOVEMBER 15, 2001

     The selling security holders table on pages 18 – 20 of the prospectus, as supplemented, is hereby further amended to update the information to include the following entities as selling security holders in the prospectus and to list their respective amounts of 6% convertible senior notes due 2011:

	Convertible Notes		Common Stock

	Principal Amount of	Principal Amount of
	Convertible Notes	Convertible Notes	Number of Shares	Number of Shares
Name of Selling Security Holder	Owned	Offered	Owned	Offered

American Eagle Capital Appreciation Fund	497,000	497,000	-0-	-0-
American Eagle Twenty Fund	325,000	325,000	-0-	-0-
American Eagle Large-Cap Growth Fund	616,000	616,000	-0-	-0-
Southways Fund, Ltd.	3,196,000	3,196,000	-0-	-0-
Southways Partners, L.P.	2,625,000	2,625,000	-0-	-0-
GS Jundt Portfolio, LLC	2,360,000	2,360,000	-0-	-0-
Lyxor Master Fund	181,000	181,000	-0-	-0-
Zurich Institutional Benchmarks Master Fund Limited	235,000	235,000	-0-	-0-
Southways Managed Account (1) Limited	490,000	490,000	-0-	-0-
HFR HE Diversified Fund	383,000	383,000	-0-	-0-
Abolut(e) Plus U.S. Growth Fund	1,748,000	1,748,000	-0-	-0-
Jundt Twenty-Five Fund	1,319,000	1,319,000	-0-	-0-
The Jundt Growth Fund, Inc.	1,939,000	1,939,000	-0-	-0-
Jundt Opportunity Fund	4,374,000	4,374,000	-0-	-0-